QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

[LETTERHEAD]
12 Greenway Plaza, Suite 1202 Houston, Texas 77046-1289
Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated January 31, 2005, except for the last paragraph of Note 17 and Note 18, as to which the date is February 9, 2005, relating to the consolidated financial statements of Particle Drilling Technologies, Inc. as of September 30, 2004 and 2003 and for the year ended September 30, 2004 and the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas
June 22, 2005

QuickLinks

  Exhibit 23.1